UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2019

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	INPX	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

Exchange Agreement

On May 28, 2019, Inpixon (the “Company”) and the holder (the “Note Holder”) of that certain outstanding promissory note, issued on October 12, 2018 (as amended, supplemented or otherwise modified, the “Original Note”), with an outstanding balance of $1,815,462.74 as of May 28, 2019 (the “Outstanding Balance”), entered into an exchange agreement (the “Exchange Agreement”), pursuant to which the Company and the Note Holder agreed to (i) partition a new promissory note in the form of the Original Note (the “Partitioned Note”) in the original principal amount equal to $250,000 (the “Exchange Amount”) and then cause the Outstanding Balance to be reduced by the Exchange Amount; and (ii) exchange the Partitioned Note for the delivery of 312,891 shares (each, an “Exchange Share” and collectively, the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an effective price per Exchange Share equal to $0.799 (the “Exchange”). The Exchange Shares will be delivered to the Note Holder on or before May 30, 2019 and the Exchange will occur with the Note Holder surrendering the Partitioned Note to the Company on the date when the Exchange Shares are approved and held by the Note Holder’s brokerage firm for public resale.

The description of the Exchange Agreement is qualified in its entirety by the full text of the Exchange Agreement, a copy of which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K, to the extent required by this Item 2.03, is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 30, 2019, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s Common Stock for the last 30 consecutive business days beginning on April 15, 2019 and ending on May 28, 2019, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until November 26, 2019, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s Common Stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. In the event that the Company does not regain compliance within this 180-day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its Common Stock will be subject to delisting.

The letter does not result in the immediate delisting of the Company’s Common Stock from the Nasdaq Capital Market. The Company intends to monitor the closing bid price of the Company’ s Common Stock and consider its available options in the event that the closing bid price of the Company’ s Common Stock remains below $1 per share. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 regarding the issuance of the Exchange Shares is hereby incorporated by reference into this Item 3.02. The offer and sale of the Exchange Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Shares are being issued in exchange for the Partitioned Note which is another outstanding security of the Company; (b) there is no additional consideration of value being delivered by the Note Holder in connection with the Exchange; and (c) there are no commissions or other remuneration being paid by the Company in connection with the Exchange.

As of May 30, 2019, the Company has issued and outstanding (i) 10,313,678 shares of Common Stock, which includes the issuance of the Exchange Shares, (ii) 1 share of Series 4 Convertible Preferred Stock which is convertible into 202 shares of Common Stock, (iii) 421 shares of Series 5 Convertible Preferred Stock which are convertible into approximately 126,427 shares of Common Stock (subject to rounding for fractional shares), and (iv) warrants to purchase up to 112,800 shares of Common Stock issued on January 15, 2019 in connection with the Company’s rights offering, exercisable at $3.33 per share.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Exchange Agreement, dated as of May 28, 2019, by and between Inpixon and Iliad Research and Trading, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: May 30, 2019	By:	/s/ Nadir Ali
Name: Nadir Ali Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Exchange Agreement, dated as of May 28, 2019, by and between Inpixon and Iliad Research and Trading, L.P. (1).

(1) Filed herewith.

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